Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form F-4 of Sims Group Limited of our report dated November 14, 2007 relating to the financial statements of the Hugo Neu Recycling Entities for the two month period ended October 31, 2005, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, NY
November 27, 2007